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                                                                   EXHIBIT 23(a)

                                   CONSENT OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 6, 2006 accompanying the financial statement of Atlas America Public #16-2007(A) L.P. as of September 30, 2006 and our report dated January 6, 2006 (except for note 10, as to which the date is April 7, 2006) accompanying the consolidated financial statements of Atlas Resources, LLC and Subsidiary as of and for the two years ended September 30, 2005 contained in the Registration Statement to Form S-1 and Prospectus for Atlas America Public #16-2007 Program. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP

Cleveland, Ohio
October 17, 2006